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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-188216

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.875% Senior Notes due 2023	$325,000,000	$41,860

5.350% Senior Notes due 2043	$275,000,000	$35,420

Total:	$600,000,000	$77,280

(1)
The filing fee of $77,280 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To prospectus dated April 29, 2013)

$600,000,000

YUM! BRANDS, INC.

$325,000,000 3.875% Senior Notes due 2023
$275,000,000 5.350% Senior Notes due 2043

         We are offering $325 million aggregate principal amount of 3.875% notes due 2023 and $275 million aggregate principal amount of 5.350% notes due 2043. Interest on the notes is payable on May 1 and November 1 of each year, beginning on May 1, 2014. The 2023 notes will mature on November 1, 2023 and the 2043 notes will mature on November 1, 2043. We may redeem all or any portion of the notes at any time at the redemption prices described under the caption "Description of Notes—Optional Redemption." If a change of control triggering event as described in this prospectus supplement occurs, we will be required to offer to purchase the notes from the holders. See "Description of Notes—Offer to Purchase Upon Change of Control Triggering Event."

         The notes will be our senior obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

         Investing in the notes involves risks. See "Risk Factors" beginning on page S-2 of this prospectus supplement.

         Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount	Proceeds, before expenses, to YUM! Brands, Inc.
Per 2023 Note	99.630%	0.650%	98.980%
Total	$323,797,500	$2,112,500	$321,685,000
Per 2043 Note	99.955%	0.875%	99.080%
Total	$274,876,250	$2,406,250	$272,470,000

         The price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from October 31, 2013 and must be paid by the purchaser if the notes are delivered after October 31, 2013.

         The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

         The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on October 31, 2013.

Joint Book-Running Managers
Citigroup	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

Senior Co-Managers
HSBC	Wells Fargo Securities
Co-Managers
BofA Merrill Lynch
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Rabo Securities USA, Inc
Scotiabank
US Bancorp
The Williams Capital Group, L.P.

October 22, 2013

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

YUM! BRANDS, INC.

        Our principal executive offices are located at 1441 Gardiner Lane, Louisville, Kentucky 40213, and our telephone number is (502) 874-8300. We maintain a website at http://www.yum.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. Unless the context requires otherwise, the terms "Company," "YUM! Brands," "we," "us" and "our" refer to YUM! Brands, Inc. together with its subsidiaries.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $593.2 million after deduction of expenses and underwriting discount. We intend to use the net proceeds from this offering to fund tender offers for up to $525 million aggregate principal amount of our senior notes and to pay premiums in connection with those tender offers. If there are any net proceeds remaining after expiration of the tender offers and acceptance of any notes tendered, we intend to use those proceeds for general corporate purposes.

        Pending the use of the net proceeds for these purposes, we may temporarily invest all or a portion of the net proceeds in short-term, investment grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

        Set forth below are our consolidated ratios of earnings to fixed charges for the thirty-six weeks ended September 7, 2013 and for the fiscal years ended 2012, 2011, 2010, 2009 and 2008.

	36 weeks ended September 7, 2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	4.05	5.09	4.19	4.10	3.75	3.43

RISK FACTORS

        An investment in the notes is subject to risk. Before you decide to invest in the notes, you should consider the risk factors below as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 incorporated by reference in the accompanying prospectus.

         An active trading market for the notes may not develop.

        The notes of each series are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

         The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

        We are not restricted under the terms of the notes or the Indenture (as defined below) governing the notes from incurring additional debt. Although the Indenture limits our ability to issue secured debt without also securing the notes and to enter into sale and leaseback transactions, these limitations are subject to a number of exceptions. See "Description of Our Debt Securities—Certain Covenants" in the accompanying prospectus.

         Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us.

        The notes are obligations exclusively of YUM! Brands. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of September 7, 2013, our subsidiaries had approximately $3 billion of indebtedness outstanding, including accounts and taxes payable, accrued liabilities and other recorded liabilities and excluding deferred taxes and all intercompany liabilities. The Indenture does not limit our or our subsidiaries' ability to incur additional indebtedness. In addition, our principal domestic subsidiaries are guarantors under our existing credit facility. As a result of these guarantees, in the event of liquidation or reorganization of a subsidiary guarantor, the assets of the applicable subsidiary guarantor would be available to pay obligations under the notes and our other senior obligations not guaranteed by such subsidiary guarantor only after all payments had been made on the credit facility that are guaranteed by such subsidiary guarantor. Thus, the notes are effectively subordinated in right of payment to the prior payment in full of our subsidiary guarantors' obligations under our credit facility. As of September 7, 2013, we had no borrowings outstanding under our credit facility.

         We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

        We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as described under "Description of Notes—Offer to Purchase Upon Change of Control Triggering Event." However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

 DESCRIPTION OF NOTES

        We will issue each of the $325 million aggregate principal amount of 3.875% Senior Notes due 2023 and the $275 million aggregate principal amount of 5.350% Senior Notes due 2043 as a separate series of senior debt securities under our Indenture, dated as of May 1, 1998 (as amended, modified or supplemented from time to time, the "Indenture"), between YUM! Brands and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to the First National Bank of Chicago), as trustee.

        The following description of certain provisions of the notes and of the Indenture is a summary and is subject to, and qualified in its entirety by reference to, the accompanying prospectus and the Indenture. Not all the defined terms used in this prospectus supplement are defined here, and you should refer to the accompanying prospectus or Indenture for the definitions of such terms. This description of the particular terms of the notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the debt securities and the Indenture in the accompanying prospectus under the heading "Description of Our Debt Securities," to which we refer you.

General

        The 2023 notes will:

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  be our senior unsecured obligations;

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  rank equally with all of our other senior unsecured indebtedness outstanding from time to time;

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  be initially limited to $325 million aggregate principal amount;

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  be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

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  mature on November 1, 2023; and

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  bear interest at the rate per annum shown on the front cover of this prospectus supplement.

        The 2043 notes will:

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  be our senior unsecured obligations;

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  rank equally with all of our other senior unsecured indebtedness outstanding from time to time;

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  be initially limited to $275 million aggregate principal amount;

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  be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

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  mature on November 1, 2043; and

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  bear interest at the rate per annum shown on the front cover of this prospectus supplement.

        The Indenture does not limit the aggregate principal amount of debt securities which we may issue thereunder. We may, from time to time, without notice to or the consent of the holders of the notes of either series:

  •
  create and issue additional notes ranking equally and ratably with the notes of either series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except for the first payment of interest following the issue date of such additional notes), so that such additional notes will be consolidated and form a single series with the notes of such series and will otherwise have the same terms as the notes of such series; or

  •
  provide for the issuance of other debt securities under the Indenture in addition to the $600 million aggregate principal amount of the notes offered hereby.

        Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Interest on the notes will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2014 to the persons in whose names the notes are registered at the close of business on April 15 or October 15, as the case may be, next preceding such May 1 or November 1.

        The notes are not entitled to any mandatory redemption or sinking fund payments.

Optional Redemption

        The 2023 notes, at any time prior to the date that is three months prior to their maturity date, and the 2043 notes, at any time prior to the date that is six months prior to their maturity date, will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

  •
  the sum of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption), discounted to their present value as of the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as determined by the Quotation Agent, plus 25 basis points in the case of the 2023 notes and 25 basis points in the case of the 2043 notes, plus accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

        On or after the date that is three months prior to their maturity date, the 2023 notes and, on or after the date that is six months prior to their maturity date, the 2043 notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes. "Quotation Agent" means one of the Reference Treasury Dealers who we appointed.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, and their respective successors and, at our option, additional Primary Treasury Dealers; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Offer to Purchase Upon Change of Control Triggering Event

        If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the "change of control offer") to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the "change of control payment"). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "change of control payment date"). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

        On the change of control payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

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  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

        We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

        If a change of control offer is made, there can be no assurance that we will have available funds sufficient to make the change of control payment for all of the notes that may be tendered for repurchase.

        For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

        "Change of control" means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more "persons" (as that term is defined in the Indenture), other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to be a change of control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

        "Change of control triggering event" means the occurrence of both a change of control and a rating event.

        "Continuing director" means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

        "Investment grade rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies.

        "Moody's" means Moody's Investors Service, Inc.

        "Rating agencies" means (1) each of Moody's and S&P, and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "Rating event" means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

        "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

        "Voting stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of "all or substantially all" of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder's notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

        Under clause (3) of the definition of "change of control" described above, a change of control will occur when a majority of our Board of Directors are not "continuing directors." In a decision in 2009 in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as "continuing directors" solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. It is unclear whether our Board of Directors, pursuant to North Carolina law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under North Carolina law, our Board of Directors could approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a change of control that, together with the occurrence of a rating event, could trigger your right to require us to repurchase your notes as described above.

        Our obligation to purchase the notes following a change of control triggering event is subject to the provisions described in the accompanying prospectus under the heading "Description of Our Debt Securities—Discharge and Defeasance."

Global Securities

        The notes will be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, the depositary for the notes, and registered in the name of Cede & Co., the nominee of DTC. So long as the notes are represented by a global security or securities, the interest payable on the notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns, as the registered owner of the notes, by wire transfer in immediately available funds on each interest payment date. If the notes are no longer represented by a global security or securities, payment of interest on the notes may, at our option, be made by check mailed to the address of the person entitled thereto. A description of DTC's procedures is set forth in the accompanying prospectus under the heading "Description of Our Debt Securities—Book-Entry Securities."

        Indirect access to DTC's system is also available to other entities such as Clearstream Luxembourg, a société anonyme ("Clearstream Luxembourg"), the Euroclear System ("Euroclear"), banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream Luxembourg.

        Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking Commission. Distributions of principal and interest with respect to notes held through Euroclear or Clearstream Luxembourg will be credited to the cash accounts of Euroclear or Clearstream Luxembourg participants in accordance with the relevant system's rules and procedures, to the extent received by such system's depositary.

        Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

        The information in this section concerning the operations and procedures of DTC, Clearstream Luxembourg and Euroclear has been obtained from sources that YUM! Brands believes to be reliable, but neither YUM! Brands nor the underwriters take responsibility for their accuracy. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream Luxembourg, as applicable, and are subject to change by them from time to time. None of YUM! Brands, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Euroclear, Clearstream Luxembourg or their respective participants to discuss these matters.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This discussion is of a general nature and is included herein solely for information purposes. This summary is not intended to be, and should not be, construed to be legal or tax advice. No representation with respect to the consequences to any particular purchaser of the notes is made. Prospective purchasers should consult their own advisors with respect to their particular circumstances.

        The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership, and disposition of the notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions, and administrative interpretations of the Internal Revenue Service, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial, or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service has been (or will be) sought on any of the matters discussed below.

        The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, persons liable for U.S. federal alternative minimum tax, or investors in pass through entities, including partnerships and S corporations, that hold notes. In addition, this discussion is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

U.S. Holders

        The term "U.S. holder" means a beneficial owner of a note that is:

  •
  an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

Contingent Payments

        In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." Under applicable Treasury regulations, the possibility of such amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance that these contingencies will occur or if such contingencies are considered to be incidental. If the notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. Although the matter is not free from doubt, we intend to take the position that the likelihood that such payments will be made is remote or incidental and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder's timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note that such holder's determination is different. It is possible, however, that the Internal Revenue Service may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Taxation of Interest

        All of the notes bear interest at a fixed-rate. Moreover, we do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, or Disposition of a Note

        A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income, and (ii) the holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder.

        Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses.

Net Investment Income

        A 3.8% tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. U.S. holders should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

Information Reporting and Backup Withholding

        U.S. holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes and redemption premium, if any. Backup withholding generally applies only if the U.S. holder:

  •
  fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

  •
  furnishes an incorrect taxpayer identification number;

  •
  fails to report interest properly; or

  •
  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund provided such holder furnishes the required information to the Internal Revenue Service in a timely manner. Certain persons are exempt from backup withholding. U.S. holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

        We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the notes.

Non-U.S. Holders

        The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified as, or owns such note through, a partnership for U.S. federal income tax purposes and who is not a U.S. holder (a "non-U.S. holder"). In the case of a non-U.S. holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest

        Subject to the summary of backup withholding rules below, payments of interest on a note to any non-U.S. holder will not generally be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the non-U.S. holder and the holder is not:

  •
  an actual or constructive owner of 10% or more of the total combined voting power of all our voting shares;

  •
  a controlled foreign corporation related, directly or indirectly, to us through share ownership;

  •
  a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; or

  •
  receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

        In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed Internal Revenue Service Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is not a U.S. person. In a case where a securities clearing organization, bank, or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates, and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may have to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

        A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, in the case of certain applicable tax treaties, are not attributable to a permanent establishment within the United States).

        If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (or, in the case of certain applicable tax treaties, are attributable to a permanent establishment within the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

        Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, Retirement, or Disposition of a Note

        Subject to the summary of backup withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, retirement, or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

        Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, although such proceeds generally are not subject to withholding tax.

Tax on Net Investment Income

        The United States Treasury has not issued guidance regarding the application of the tax described above under "U.S. Holders—Net Investment Income" to Non-U.S. Holders that are foreign estates or trusts. When such guidance is issued, certain limited Non-U.S. Holders that are foreign estates or trusts could become subject to such tax. Non-U.S. Holders that are foreign estates or trusts should consult their tax advisors regarding the applicability of the tax to any of their income or gains in respect of the notes.

Information Reporting and Backup Withholding

        Any payments of interest to a non-U.S. holder will generally be reported to the Internal Revenue Service and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes (except to the extent attributable to accrued but unpaid interest) by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person (except to the extent attributable to accrued but unpaid interest), the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability provided such holder furnishes the required information to the Internal Revenue Service in a timely manner.

UNDERWRITING

        We and the underwriters have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriters have agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of 2023 Notes	Principal Amount of 2043 Notes
Citigroup Global Markets Inc.	$61,750,000	$52,250,000
Goldman, Sachs & Co.	61,750,000	52,250,000
J.P. Morgan Securities LLC	61,750,000	52,250,000
Morgan Stanley & Co. LLC	61,750,000	52,250,000
HSBC Securities (USA) Inc.	17,875,000	15,125,000
Wells Fargo Securities, LLC	17,875,000	15,125,000
Fifth Third Securities, Inc.	6,500,000	5,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,500,000	5,500,000
PNC Capital Markets LLC	6,500,000	5,500,000
Rabo Securities USA, Inc.	6,500,000	5,500,000
Scotia Capital (USA) Inc.	6,500,000	5,500,000
U.S. Bancorp Investments, Inc.	6,500,000	5,500,000
The Williams Capital Group, L.P.	3,250,000	2,750,000

Total	$325,000,000	$275,000,000

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.30% of the principal amount of the 2023 notes and up to 0.50% of the principal amount of the 2043 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.20% of the principal amount of the 2023 notes and up to 0.25% of the principal amount of the 2043 notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases made by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below) as implemented in the Member States of the European Economic Area.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or underwriters nominated by us for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        Each underwriter has represented and agreed that (1) it has not offered or sold and will not offer or sell any notes in the Hong Kong Special Administrative Region of The People's Republic of China ("Hong Kong"), by means of any document, other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder or (ii) in circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and (2) it has not issued or had in its possession for the purposes of issue and will not issue or have in its possession for the purposes of issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore ("SFA") by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than: (a) to an institutional investor as defined in Section 4A of the SFA (an "Institutional Investor") pursuant to Section 274 of the SFA; (b) to an accredited investor as defined in Section 4A of the SFA (an "Accredited Investor") or other relevant person as defined in Section 275(2) of the SFA (a "Relevant Person"), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

        It is a condition of the offer of the notes in Singapore that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

  (a)
  a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

  (b)
  a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries' rights and interest (howsoever described) in that trust, shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the notes except:

  i.
  to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

  ii.
  where no consideration is or will be given for the transfer; or

  iii.
  where the transfer is by operation of law.

        We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the seventh business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the following three business days will be required, by virtue of the fact that the notes initially will settle in T+7 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The notes are offered for sale in the United States and elsewhere where such offer and sale is permitted.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates are lenders under our revolving credit facilities. Certain of the underwriters or their affiliates hold some of the notes for which we are making a tender offer and each of the joint book-running managers is a dealer manager in connection with the tender offer. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of YUM! Brands. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Mr. Michael J. Cavanagh, a member of our Board of Directors, is Co-Chief Executive Officer of the Corporate and Investment Bank of JPMorgan Chase & Co., the parent company of J.P. Morgan Securities LLC.

LEGAL MATTERS

        Certain legal matters with respect to the notes being offered hereby will be passed upon for YUM! Brands by Scott Catlett Esq., Corporate Attorney of YUM! Brands, and by Mayer Brown LLP, Chicago, Illinois, and for the underwriters by Sidley Austin LLP, Chicago, Illinois. Mr. Catlett beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding common stock of YUM! Brands. Mayer Brown LLP has represented the underwriters from time to time on various unrelated legal matters. Sidley Austin LLP has represented YUM! Brands from time to time on various unrelated legal matters.

PROSPECTUS

YUM! BRANDS, INC.
Debt Securities

        We may offer and sell from time to time our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer.

        Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add to or update information contained in this prospectus. You should read this prospectus and the supplement carefully before you invest.

        The securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Investing in our securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2013.

i

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context otherwise requires, references in this prospectus to "we," "us" and "our" refer to YUM! Brands, Inc. and its subsidiaries, collectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. The statements include those identified by such words as "may," "will," "expect," "project," "anticipate," "believe," "plan" and other similar terminology. These "forward-looking statements" reflect our current expectations regarding future events and operating and financial performance and are based upon data available at the time of the statements. Actual results involve risks and uncertainties, including both those specific to us and those specific to the industry, and could differ materially from expectations. Important factors that could cause actual results to be materially different from expectations include those discussed under the heading "Risk Factors" in our Annual Report on Form 10-K that is incorporated by reference in this prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any of this information in the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by us under the Securities Exchange Act of 1934, referred to as the Exchange Act, is 001-13163.

INCORPORATION BY REFERENCE

        The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for fiscal year ended December 29, 2012.

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 23, 2013.

  •
  Current Reports on Form 8-K filed on March 1, 2013 and March 21, 2013.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offering of the debt securities is completed shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. Current Reports on Form 8-K containing only disclosures furnished under Item 2.02 or Item 7.01 of Form 8-K are not incorporated by reference in this prospectus. Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all filings incorporated by reference in this prospectus. You may request a copy of these filings by writing or telephoning us at our principal executive offices: YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213, Telephone Number (502) 874-8300, Attention: Investor Relations.

RATIO OF EARNINGS TO FIXED CHARGES

        Set forth below are our consolidated ratios of earnings to fixed charges for the 12 week period ended March 23, 2013 and the fiscal years ended 2012, 2011, 2010, 2009 and 2008.

	12 Weeks Ended March 23, 2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	4.77	5.09	4.19	4.10	3.75	3.43

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for working capital and other general corporate purposes, which may include the repayment of our indebtedness outstanding from time to time.

DESCRIPTION OF OUR DEBT SECURITIES

        The following description sets forth certain general terms and provisions of our debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

        The debt securities may be issued, from time to time, in one or more series under an Indenture, dated May 1, 1998, between us and The Bank of New York Mellon Trust Company, N.A. as successor to the First National Bank of Chicago, as trustee. The following summaries of certain provisions of the debt securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

General

        The debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future unsecured unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future liabilities of our subsidiaries and (ii) all of our existing and future senior secured indebtedness.

        The Indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. Unless otherwise indicated in an applicable prospectus supplement, except as described below under "Certain Covenants," the Indenture does not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if such transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the Indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See "Mergers and Sale of Assets."

        The applicable prospectus supplement or prospectus supplements will describe, among other things, the following terms of the debt securities offered thereby:

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  the title of the offered debt securities;

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  any limit on the aggregate principal amount of the offered debt securities;

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  the price or prices at which the offered debt securities will be issued;

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  the date or dates on which the principal of the offered debt securities is payable;

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  the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such offered debt securities will be payable and the place or places where such offered debt securities may be presented for transfer and, if applicable, conversion or exchange and notices and demands to or upon us in respect of the securities of the series may be served;

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  the rate or rates at which the offered debt securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue;

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  the dates, if any, on which any interest on the offered debt securities will be payable, and the regular record date for any interest payable on any offered debt securities;

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  the obligation, if any, of us to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which debt securities of the series will be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

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  whether such offered debt securities are convertible or exchangeable into other securities and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

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  any terms applicable to such offered debt securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue;

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  if other than the principal amount thereof, the portion of the principal amount of the offered debt securities which will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

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  any deletions from, modifications of or additions to the events of default or covenants applicable to us with respect to such offered debt securities and whether or not such events of default or covenants are consistent with the events of default or covenants set forth in this prospectus;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which, offered debt securities may be redeemed, in whole or in part, at our option;

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  the denominations in which any registered securities of the series will be issuable, if other than denominations of $1,000 and any integral multiple thereof; and

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  any other terms of the offered debt securities not inconsistent with the provisions of the Indenture.

        The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities and will not limit in any respect our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus provided that such terms are not inconsistent with the Indenture and this prospectus.

        Our operations are conducted almost entirely through subsidiaries. Accordingly, the cash flow and the consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Form, Exchange, Registration and Transfer

        Unless otherwise indicated in an applicable prospectus supplement, debt securities will be issued in fully registered form and will be represented by a global debt security, as described below under "Book-Entry Securities." Unless otherwise indicated in an applicable prospectus supplement, registered debt securities will be issuable in denominations of $1,000 and integral multiples thereof.

        Debt securities may be presented for registration of transfer, at our office or agency designated as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the Trustee as registrar and the name of any different or additional registrar designated by us with respect to the offered debt securities will be included in the prospectus supplement relating thereto.

        In the event of any partial redemption of debt securities of any series, we will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and premium, if any, and interest, if any, on registered debt securities will be made at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of principal, premium or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered debt securities will be made to the person in whose name such registered debt security is registered at the close of business on the regular record date for such interest.

        Unless otherwise indicated in an applicable prospectus supplement, the Trustee will be designated as our sole paying agent for payments with respect to the debt securities.

        All monies paid by us to a paying agent for the payment of principal of, or premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after such principal, premium or interest becomes due and payable will be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment thereof.

Book-Entry Securities

        The debt securities of a series will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities of a series will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, or other successor depositary we appoint and registered in the name of the depositary or its nominee. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

        We anticipate that DTC will act as depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $500 million of principal amount of debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of debt securities of such series.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

        In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will consent or vote with respect to such debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities of the series are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal of, and premium, if any, and interest, if any, on the debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the Trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to Cede & Co. is the responsibility of us or the Trustee. Disbursement of payments from Cede & Co. to direct participants is DTC's responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

        In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

        DTC may discontinue providing its services as depositary for the debt securities at any time by giving reasonable notice to us or the Trustee. Under these circumstances, if a successor depositary is not obtained, then debt security certificates must be delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, debt security certificates will be printed and delivered.

        We obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certain Covenants

  Limitation on Liens

        Under the Indenture, we have agreed to not create, assume or suffer to exist any lien on any "restricted property," to secure any of our debt or that of our subsidiaries or any other person, or permit any subsidiary to do so, without securing the debt securities having the benefit of this covenant equally and ratably with (or prior to) such debt for so long as such debt is so secured.

        This covenant does not apply to any of the following types of liens:

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  with respect to any particular series of debt securities, liens existing on the date of issuance of such series;

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  liens on restricted property of corporations at the time they become our subsidiaries;

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  liens existing on restricted property when acquired by us or any of our subsidiaries (including through merger or consolidation);

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  liens to secure debt incurred to finance the purchase price, construction, alteration, repair or improvement of restricted property;

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  liens securing debt of a subsidiary owing to us or another of our subsidiaries;

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  liens securing industrial development, pollution control, or similar revenue bonds or in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of law;

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  liens (i) to secure the payment of all or any part of the purchase price of any restricted property or the cost of construction, installation, renovation, improvement or development on or of such restricted property or (ii) to secure any debt incurred prior to, at the time of, or within 360 days after the later of the acquisition, the completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such restricted property for the purpose of financing all or any part of the purchase price or cost thereof;

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  liens otherwise prohibited by this covenant, securing debt which, together with the aggregate outstanding principal amount of all of our other debt and the debt of our subsidiaries owning restricted property which is secured by liens that would otherwise be prohibited by this covenant and the value of sale and leaseback transactions described below effected in accordance with this exception, does not exceed 10% of our consolidated net tangible assets; and

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  any extension, renewal or refunding of any liens referred to in the foregoing clauses; provided, however, that in the case of this exception, the principal amount of debt secured thereby will not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Under the Indenture, "debt" means (a) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness, (b) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms, and (c) all rental obligations as lessee under leases which will have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

        Under the Indenture, "restricted property" means (a) any individual facility or property, or portion thereof, owned or leased by us or our subsidiaries and located within the continental United States of America which, in the opinion of our Board of Directors, is of material importance to our business and that of our subsidiaries taken as a whole, but no such individual facility, property or portion of a facility or property will be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 3% of our consolidated net tangible assets, and (b) any shares of capital stock or indebtedness of any subsidiary owning any such facility. As of the date of this prospectus, we have no restricted properties.

        Under the Indenture, "consolidated net tangible assets" refers to the total amount of our assets (less applicable valuation allowances) after deducting (a) all current liabilities (excluding the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet and determined in accordance with generally accepted accounting principles.

  Limitation on Sale and Leaseback Transactions

        Under the Indenture, we have agreed not to, and to not permit any subsidiary to, enter into any sale and leaseback transaction unless:

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  we or such subsidiary would be entitled under the provisions described above under "Limitation on Liens" to incur debt in a principal amount equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the debt securities having the benefit of this covenant, or

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  we or such subsidiary, during the six months following the effective date of such sale and leaseback transaction, apply an amount equal to the value of such sale and leaseback transaction to the acquisition of restricted property or to the retirement of debt securities or funded debt.

        A "sale and leaseback transaction" is any arrangement with any person pursuant to which we or any of our subsidiaries leases any restricted property that has been or is to be sold or transferred by us or the subsidiary to such person, other than:

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  leases for a term, including renewals at the option of the lessee, of not more than three years;

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  leases between us and a subsidiary or between subsidiaries; and

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  leases of restricted property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such restricted property.

        The value of a sale and leaseback transaction is an amount equal to the present value of the lease payments (after deducting the amount of rent to be received under noncancellable subleases) with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of such sale and leaseback transaction and which have the benefit of the covenant limiting sale and leaseback transactions.

        For purposes of determining such value, "lease payments" are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as our Board of Directors may in good faith determine.

Mergers and Sales of Assets

        Under the Indenture, we have agreed to not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all of our obligations under the debt securities and the Indenture, and (ii) immediately after giving effect to such transaction, no event which is, or after notice or passage of time or both would be, an event of default will have occurred and be continuing under the Indenture. Upon the assumption of our obligations by a person to whom such properties or assets are conveyed or transferred, we will be discharged from all obligations under the debt securities and the Indenture.

Events of Default

        The Indenture provides that, if an event of default under the Indenture has occurred and is continuing as described below, with respect to each series of the debt securities outstanding thereunder individually, the Trustee or the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount of the debt securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind such a declaration.

        Under the Indenture, an event of default is defined as, with respect to each series of debt securities outstanding thereunder individually, any of the following:

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  default in payment of the principal of any debt security of such series;

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  default in payment of any interest on any debt security of such series when due, continuing for 30 days, so long as holders of 75% of the then outstanding debt securities of such series have not consented to a postponement of such payment;

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  default in payment of any sinking fund or purchase fund installment or analogous obligation, if any, on any debt security of such series when due, continuing for 30 days;

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  failure by us to comply with our other agreements in respect of any debt securities of such series upon the receipt by us of notice of such default given as specified in the Indenture and our failure to cure such default within 90 days after receipt by us of such notice;

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  acceleration of any indebtedness for money borrowed by us in an aggregate principal amount exceeding $50 million under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 30 days after written notice as provided in the Indenture;

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  certain events of bankruptcy or insolvency with respect to us; and

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  any other event of default set forth in an applicable prospectus supplement.

        The Trustee will give notice to holders of the debt securities of any continuing default known to the Trustee within 90 days after the occurrence thereof. However, the Trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

        The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series. Such direction cannot be in conflict with any law or the Indenture and it is subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee will be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the Indenture or the debt securities, unless:

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  such holder has given the Trustee written notice of a continuing event of default with respect to the debt securities of such series;

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  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series have made a written request to the Trustee to pursue such remedy;

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  such holder has offered to the Trustee reasonable indemnity satisfactory to the Trustee;

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  the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and

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  the Trustee has failed to comply with the request within such 60-day period.

        Notwithstanding the foregoing, the right of any holder of any debt security to receive payment of the principal of and premium, if any and interest, if any, in respect of such debt security on the date specified in such debt security as the fixed date on which an amount equal to the principal of such debt security or an installment of principal thereof or premium or interest thereon is due and payable or to institute suit for the enforcement of any such payments will not be impaired or adversely affected without such holder's consent. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to such series and its consequences, other than (i) any default in any payment of the principal of, or premium or interest on, any debt security of such series or (ii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each outstanding debt security of such series affected as described below under "Modification and Waiver."

        The Indenture provides that we will deliver to the Trustee within 120 days after the end of each of our fiscal years an officers' certificate stating whether or not the signers know of any default that occurred during such period.

Modification and Waiver

        We and the Trustee may execute a supplemental indenture without the consent of the holders of the debt securities:

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  to add to our covenants, agreements and obligations for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the Indenture upon us;

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  to evidence the succession of another corporation to us and the assumption by it of our obligations under the Indenture and the debt securities;

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  to establish the form or terms of debt securities of any series as permitted by the Indenture;

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  to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the debt securities of one or more series and to add to or change any provisions of the Indenture as will be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

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  to cure any ambiguity, defect or inconsistency as long as such action will not adversely affect the interests of any holder of any such debt securities;

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  to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), as long as any such addition, change or elimination neither (a) applies to any debt security of any series created prior to the execution of such supplemental indenture and is entitled to the benefit of such provision nor (b) modifies the rights of the holder of any such debt securities with respect to such provision;

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  to secure the debt securities; or

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  to make any other change that does not adversely affect the rights of any holder of any such debt securities.

        The Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by such supplemental indenture, we and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of debt securities or modify in any manner the rights of the holders of the debt securities of such series under the Indenture. However, no such supplemental indenture will, without the consent of the holders of at least 75% of the outstanding debt securities affected thereby, extend the time for payment of any installment of interest payable with respect to such debt securities. In addition, no such supplemental indenture will, without the consent of the holder of each such outstanding debt security affected thereby:

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  change the stated maturity of the principal of, or any installment of principal on, any such debt security, or reduce the amount of principal of any debt security that is a discount security and that would be due and payable upon declaration of acceleration of maturity thereof;

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  reduce the principal amount of, or the rate of interest on, any such debt security or any premium payable upon redemption thereof;

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  change the place or currency of payment of principal or interest, if any, on any such debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

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  reduce the above-stated percentage of holders of debt securities of any series necessary to modify or amend the Indenture; or

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  modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default.

        Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive our compliance with the restrictive covenants described above with respect to the debt securities of such series.

Discharge and Defeasance

        Unless otherwise indicated in an applicable prospectus supplement, the Indenture provides that we may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the Trustee for cancellation all outstanding debt securities of such series or depositing with the Trustee, after such outstanding debt securities have become due and payable, cash sufficient to pay at stated maturity all of the outstanding debt securities of such series and paying all other sums payable under the Indenture with respect to such series.

        In addition, unless otherwise indicated in an applicable prospectus supplement, the Indenture provides that: we (a) will be discharged from our obligations in respect of the debt securities of such series, which we refer to as "a defeasance and discharge," or (b) may cease to comply with certain restrictive covenants, which we refer to as "a covenant defeasance," including those described under "Certain Covenants" and "Mergers and Sales of Assets" and any such omission will not be an event of default with respect to the debt securities of such series, in each case at any time prior to the stated maturity or redemption of the debt securities of such series, when we have irrevocably deposited with the Trustee, in trust:

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  sufficient funds in the currency or currency unit in which the debt securities are denominated to pay the principal of (and premium, if any), and interest to stated maturity (or redemption) on, the debt securities of such series;

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  such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to stated maturity (or redemption) on, the debt securities of such series; or

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  any combination thereof.

        Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, our delivery of (x) an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and such holders will be subject to tax on the same amounts, in the same manner and at the same times as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred and (y) an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance and discharge or covenant defeasance, as the case may be, have been complied with. Upon such defeasance and discharge, the holders of the debt securities of such series will no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series and replacement of lost, stolen or mutilated debt securities and will look only to such deposited funds or obligations for payment.

The Trustee

        The Trustee will be permitted to engage in other transactions with us and our subsidiaries. However, if the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, it must eliminate such conflict or resign. An affiliate of the Trustee is a lender under our bank credit facilities.

 EXPERTS

        The consolidated financial statements of YUM! Brands, Inc. as of December 29, 2012 and December 31, 2011, and for each of the fiscal years in the three-year period ended December 29, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information, for the periods ended March 23, 2013 and March 24, 2012, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in YUM! Brands, Inc.'s quarterly report on Form 10-Q for the quarter ended March 23, 2013, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "1933 Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

LEGAL MATTERS

        The validity of the debt securities offered by this prospectus will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.